Exhibit 99.1

January 29, 2009

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

Cass Information Systems, Inc. Reports

12% Increase in 4th Quarter 2008 Earnings;

Declares Regular Quarterly Dividend

ST. LOUIS—Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported fourth quarter 2008 earnings of $.56 per fully-diluted share, a 12% increase over the $.50 per fully-diluted share earned a year earlier. Net income for the period was $5.2 million, a 10% increase over the $4.7 million in net income reported in the fourth quarter of 2007.

2008 4th Quarter Recap

	12/31/08	12/31/07	% Change
Transportation Dollar Volume	$4.3 billion	$3.8 billion	15%
Utility Dollar Volume	$2.3 billion	$2.0 billion	16%
Revenues	$23.2 million	$22.5 million	3%
Net Income	$5.2 million	$4.7 million	10%
Diluted Earnings per Share	$.56	$.50	12%

Payment and processing fees increased 11%, or $1.3 million, compared to the year-earlier period. Transportation transaction volume was up 9% and dollar volume rose 15% due primarily to new business. Utility transaction volume was up 13% and utility dollar volume rose 16% due to new business and heightened activity from existing customers.

Net investment income decreased $442,000, or 4%, primarily due to the overall decline in interest rates.

Operating expenses were up 3%, or $407,000, primarily as a result of higher employee costs related to transaction growth.

Year-End 2008 Recap

	12/31/08	12/31/07	% Change
Transportation Dollar Volume	$17.5 billion	$14.5 billion	20%
Utility Dollar Volume	$9.4 billion	$7.7 billion	23%
Revenues	$91.7 million	$88.7 million	3%
Net Income	$19.0 million	$17.8 million	7%
Diluted Earnings per Share	$2.03	$1.90	7%

For all of 2008, payment and processing fees increased 11%, or $5.1 million, compared to 2007. Transportation transaction volume was up 10% and dollar volume rose 20%. Utility transaction volume was up 14% and dollar volume rose 23%.

Net investment income decreased $1,922,000, or 5%, primarily due to the overall decline in interest rates.

Operating expenses were up 5%, or $2,825,000, primarily as a result of higher employee costs related to transaction growth.

“We are pleased with the strong growth in transaction volume experienced by our utility and freight invoice processing operations during 2008,” said Eric H. Brunngraber, Cass president and chief executive officer. “This growth enabled us to overcome the negative effects of a historically low interest rate environment and to produce solid growth in earnings. We remain optimistic about the ability of the company to perform well in the future. Still, if the significant decline in general economic activity experienced in the fourth quarter of 2008 persists well into 2009, it could hinder our effort to sustain our recent growth trajectory.”

Due to its lack of exposure to sub-prime mortgage loans, mortgage-backed securities, or residential development loans of any kind—issues that are having a significant detrimental effect on the financial community—are not affecting Cass in such a manner.

Cash Dividend Declared

On January 19, 2009, the company’s board of directors declared a first quarter dividend of $.13 per share payable March 16, 2009 to shareholders of record March 5, 2009. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $26 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index and in 2008 was one of only 27 companies to be honored with a Supplier Excellence Award by AT&T Inc. (NYSE:T) for its service in utility management.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2007.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2008 and 2007.

	Quarter Ended 12/31/08	Quarter Ended 12/31/07	Year Ended 12/31/08	Year Ended 12/31/07
Transportation Invoice Volume	6,345	5,821	25,854	23,480

Transportation Dollar Volume	$4,332,918	$3,755,348	$17,482,520	$14,519,906
Utility Transaction Volume	2,710	2,388	10,562	9,260
Utility Dollar Volume	$2,291,216	$1,977,656	$9,418,015	$7,665,283

Payment and Processing Fees	$12,814	$11,553	$50,721	$45,642
Net Investment Income	9,810	10,252	38,560	40,482
Gain on Sale of Securities	343	—	552	—
Other	205	663	1,897	2,558

Total Revenues	$23,172	$22,468	$91,730	$88,682

Salaries and Benefits	$12,322	$11,830	$49,723	$46,965
Occupancy	552	534	2,228	2,106
Equipment	810	791	3,331	3,356
Other	2,533	2,655	10,282	10,312

Total Operating Expenses	$16,217	$15,810	$65,564	$62,739

Income from Operations before Income Taxes	$6,955	$6,658	$26,166	$25,943
Provision for Income Taxes	1,762	1,918	7,160	8,148

Net Income	$5,193	$4,740	$19,006	$17,795

Basic Earnings per Share	$.57	$.53	$2.08	$1.95

Diluted Earnings per Share	$.56	$.50	$2.03	$1.90

Average Earning Assets	$863,252	$841,174	$841,367	$809,739
Net Interest Margin	5.35%	5.36%	5.34%	5.45%
Allowance for Loan Losses to Loans	1.09%	1.26%	1.09%	1.26%
Non-performing Loans to Total Loans	.21%	.50%	.21%	.50%

Net Loan Charge-offs to Loans	.07%	—	.34%	.24%
Provision for Loan Losses	$600	$225	$2,200	$900